Mail Stop 4561

									February 23, 2006


Mr. Anderson L. Smith
President, Chief Executive Officer and Director
Jefferson Bancshares, Inc.
120 Evans Avenue
Morristown, Tennessee 37814
Via Mail and Facsimile (423) 714-1276

      Re:	Jefferson Bancshares, Inc.
		Form 10-K for the period ended June 30, 2005
		Form 10-Q for the quarter ended September 30, 2005
		File No. 1-31689

Dear Mr. Smith:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Joyce Sweeney
      Accounting Branch Chief